CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report, dated November 29, 2013, for the DMS Baltic Index Fund, (“Baltic Fund”), and DMS Poland Large Cap Index Fund (“Poland Fund”), collectively the Funds, each a series of The DMS Funds and to all references to our firm included in or made a part of this Post Effective Amendment No. 21 under the Securities Act of 1933 and Post-Effective Amendment No. 26 under the Investment Company Act of 1940 to DMS Funds’ Registration Statement on Form N-1A (File Nos. 333-180930 and 811-22706), including the references to our firm under the heading “Financial Highlights” in the Prospectus and “Financial Statements”  in the Statement of Additional Information of the Fund.

Abington, Pennsylvania

March 20, 2014